Exhibit 10.1

2002 MAGNETEK, INC.

EMPLOYEE STOCK PURCHASE PLAN

I
INTRODUCTION

1.1           Purpose.  The Magnetek, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of Magnetek, Inc. (the “Company”) and its Designated Subsidiaries (as defined below) with an opportunity to purchase shares of the Common Stock of the Company through accumulated payroll deductions.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

II
DEFINITIONS

2.01         “Board” shall mean the Board of Directors of the Company.
2.02         “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.03         “Committee” shall mean the individuals described in Section 11.01

2.04         “Common Stock” shall mean the Common Stock of the Company.

2.05         “Company” shall mean Magnetek, Inc., a Delaware corporation.

2.06         “Compensation”  shall mean the total cash compensation paid to the participant, including overtime pay, bonuses (e.g. sales, variable compensation, profit-sharing, signing bonus), shift differential pay, and commissions, but excluding severance pay, moving expense reimbursement, expatriate allowances, wellness bonuses, authors’ guild awards, patent awards, performance plus awards, tuition reimbursement, Christmas bonuses, employee referral awards, distributions from nonqualified deferred compensation plans and any other extraordinary or incentive compensation determined by the plan administrator not to be a part of  the basic compensation package of the Company.

2.07         “Designated Subsidiary” shall mean any shall mean any present or future, domestic or foreign, corporation which (i) is or becomes a “subsidiary corporation” of the Company as that term is defined in 'Section 424(f) of the Code and (ii) is designated as a participant in the Plan by the Board, in its sole discretion and subject to amendment from time to time.

2.08         “Employee” shall mean any person employed by the Company or any Designated Subsidiary whose customary employment with the Company is at least twenty (20) hours per week.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

2.09         “Enrollment Date” shall mean the first day of each Offering Period.

2.10         “Exercise Date” shall mean the last day of each Offering Period.

2.11         “Fair Market Value” shall mean the closing sales price for the Company’s Common Stock (or the closing bid if no sales were reported) as quoted on any established stock exchange on which the stock is listed for the last market trading day on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

2.12         “Offering Period" shall mean a period of approximately three (3) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after the first day of each calendar quarter and terminating on the last Trading Day on or before the last day of each calendar quarter; provided, however, that the first Offering Period under the Plan shall commence with the first Trading Day on or after the date on which the Securities and Exchange Commission declares the Company's Registration Statement with respect to the Plan effective and ending on the last Trading Day on or before the last day of the calendar quarter. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

2.13         “Plan" shall mean this Employee Stock Purchase Plan.

2.14         “Plan Representative” shall mean any person designated from time to time by the Committee to receive certain notices and take certain other administrative actions relating to participation in the Plan.

2.15         “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 12.03 of the Plan.

2.16         “Trading Day” shall mean a day on which the national stock exchanges and the NASDAQ System are open for trading.

III

ELIGIBILITY AND PARTICIPATION

3.01         Initial Eligibility.  Any Employee who is employed by the Company or any Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan with respect to any offerings of Common Stock under the Plan that commence after the Employee becomes eligible to participate.  Persons who are not Employees are not eligible to participate in the Plan.

3.02         Restrictions on Participation.  Notwithstanding any provision of the Plan to the contrary, no Employee shall be granted an option to purchase shares of Common Stock under the Plan:

(a)           if, immediately after the grant, the Employee would own stock and/or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the attribution rules of Section 424(d) of the Code shall apply in determining stock ownership of any Employee); or

(b)           which permits the Employee’s right to purchase stock under all Code Section 423 Employee stock purchase plans of the Company to accrue at a rate that exceeds $12,500 of fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

3.03         Commencement of Participation.  An eligible Employee may become a participant by completing an authorization for payroll deductions on the form provided by the Company and filing the completed form with the Plan Representative on or before the filing date set by the Committee, which date shall be prior to the commencement of the next Offering Period.  Payroll deductions for a participant shall commence on the next following payday after commencement of the first Offering Period after the Employee’s authorization for payroll deductions becomes effective and shall continue until termination of the Plan or the participant’s earlier termination of participation in the Plan.  Each participant in the Plan shall be deemed to continue participation until termination of the Plan or the participant’s earlier termination of participation in the Plan pursuant to Section 8 below.

IV

STOCK SUBJECT TO THE PLAN AND OFFERINGS

4.01         Stock Subject to the Plan.  The Board of Directors shall reserve initially for issuance under the Plan an aggregate of one million (1,000,000) shares of the Company’s Common Stock, which shares shall be authorized but unissued shares of Common Stock.  The Company’s Board of Directors may from time to time reserve additional shares of authorized and unissued Common Stock for issuance pursuant to the Plan, subject to any required shareholder approval; provided, however, that at no time shall the number of shares of Common Stock reserved be greater than permitted by applicable law.

4.02         Offerings.  The Plan will be implemented by four annual offerings of the Company's Common Stock each calendar year (the “Offerings”).  The first offering for each year that the Plan is in effect will begin on January 1 or the first Trading Day thereafter and end on March 31 or the last Trading Day prior to March 31, the second Offering will begin on April 1 or the first Trading Day thereafter and end on June 30 or the last Trading Day prior to June 30, the third Offering will begin on July 1 or the first Trading Day thereafter and end on September 30 or the last Trading Day prior to September 30, and the fourth Offering will begin on October 1 or the first Trading Day thereafter and end on December 31 or the last Trading Day prior to December 31.  The first day of each Offering shall be deemed the “Offering Commencement Date” and the last day the “Offering Termination Date” for such Offering.  The first offering under this plan will begin on January 1, 2002, or the first Trading Day thereafter.

V

PAYROLL DEDUCTIONS

5.01         Amount of Deduction.  Participants in the Plan will be permitted to elect payroll deductions of any whole percentage from one percent (1%) through ten percent (10%) of such participant's Compensation for each pay period during an Offering Period, provided such participant’s total deduction does not exceed $12,500 per annum, as specified in Section 3.02(b).

5.02         Participant's Account.  All payroll deductions made for a participant shall be credited to an account established for such participant under the Plan

5.03         Changes in Payroll Deductions.  A participant may reduce or increase future payroll deductions (within the limits described in Section 5.01) by filing with the Plan Representative a form provided by the Company for such purpose.  The effective date of any increase or reduction in future payroll deductions will be the first day of the next pay period following the processing of the change form by the Plan Representative.

VI

GRANTING OF OPTION

6.01         Number of Option Shares.  On the Commencement Date of each Offering Period, each participating Employee shall be deemed to have been granted an option to purchase on the Exercise Date of the Offering Period, a maximum number of shares of Common Stock equal to the amount of the Employee’s payroll deductions accumulated prior to the Exercise Date and held in the Participant’s Account, divided by the applicable Purchase Price determined as provided in Section 6.02 below; provided that such purchase shall be subject to the limitations set forth in Section 3.02 hereof, and further provided that no fractional shares shall be issued, but instead any remaining Account balance shall be carried over to the next Offering Period. Exercise of the Option shall occur as provided in Section 7 hereof, unless the participant has withdrawn pursuant to Section 8 hereof.  The Option shall expire on the last day of the Offering Period if not exercised.

6.02         Purchase Price.  The Purchase Price of stock purchased with payroll deductions made during any Offering Period shall be the lower of:

(a)           85% of the closing price of the stock on the commencement date for such Offering Period or the next business day on which trading occurred on the national stock exchange; or

(b)           85% of the closing price on the termination date for such Offering Period or the nearest prior business day on which trading occurred on the national stock exchange.

VII

EXERCISE OF OPTION

7.01         Automatic Exercise.  Each participant’s option for the purchase of stock with payroll deductions made during any Offering Period will be deemed to have been exercised automatically on the applicable Offering Termination Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in the participant's account at the time will purchase at the applicable Purchase Price.

7.02         Withdrawal of Account.  No participant in the Plan shall be entitled to withdraw any amount from the accumulated payroll deductions in his or her account; provided, however, that a participant’s accumulated payroll deductions shall be refunded to the participant as and to the extent specified in Section 8.01 below upon termination of such participant’s participation in the Plan.

7.03         Fractional Shares.  Fractional shares of Common Stock will not be issued under the Plan.  Any accumulated payroll deductions that would have been used to purchase fractional shares, unless refunded pursuant to Section 7.02 above, will be held, without interest, for the purchase of Common Stock in the following Offering Period.

7.04         Exercise of Options.  During a participant’s lifetime, options held by such participant shall be exercisable only by such participant.

7.05         Delivery of Stock to Trust.  After the Offering Termination Date of each Offering Period, the Company will deliver to a trust account held by the Representative the shares of Common Stock purchased by each participant during that Offering Period.

7.06          Stock Transfer Restrictions.  The Plan is intended to satisfy the requirements of Section 423 of the Code.  A participant will not obtain the benefits of this provision if such participant disposes of shares of Common Stock acquired pursuant to the Plan within two (2) years from the Offering Commencement Date.  Therefore, each participant’s shares will be held in trust until such time as the shares can be disposed of without losing the benefits of Section 423.  Thereafter, certificates representing the shares held by a participant will be distributed pursuant to the participant’s written instructions on file with the Plan Representative.  Notwithstanding the foregoing, the restriction period on disposition of shares does not apply if the participant experiences a “financial hardship,” which includes an immediate and heavy financial need attributable to (i) certain medical expenses of the participant, his spouse and dependents, (ii) costs directly related to the purchase of a principal residence, (iii) tuition for the next 12 months of post-secondary education for the participant or his spouse or dependents, or (iv) payments necessary to prevent eviction from or foreclosure on the mortgage of the participant’s principal residence.  The Committee or the Plan Representative may eliminate this financial hardship exception to the stock restriction rules at any time.

VIII

WITHDRAWAL

8.01         In General.  A participant may stop participating in the Plan at any time by giving written notice to the Plan Representative.  Upon processing of any such written notice, no further payroll deductions will be made from the participant’s Compensation during such Offering Period or thereafter, unless and until such participant elects to resume participation in the Plan by providing written notice to the Plan Representative pursuant to Section 3.03 above.  Such participant’s payroll deductions accumulated prior to processing of such notice shall be applied toward purchasing full shares of Common Stock in the then-current Offering Period as provided in Section 7.01 above.  Any cash balance remaining after the purchase of shares in such Offering Period shall be refunded promptly to such participant.

8.02         Effect on Subsequent Participation.  A participant’s withdrawal from participation during any Offering Period will not have any effect upon such participant’s eligibility to participate in any succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company and for which such participant is otherwise eligible.

8.03         Termination of Employment.  Upon termination of a participant’s employment with the Company or any Designated Subsidiary for any reason, including retirement or death, the participant's payroll deductions accumulated prior to such termination, if any, shall be applied toward purchasing full shares of Common Stock in the then-current Offering Period, and any cash balance remaining after the purchase of shares in such Offering shall be refunded to him or her, or, in the case of his or her death, to the person or persons entitled thereto under Section 12.01, and his or her participation in the Plan shall be deemed to be terminated.

IX

INTEREST

9.01         Payment of Interest.  No interest will be paid or allowed on any money paid into the Plan or credited to the account of or distributed to any participant Employee.

X

STOCK

10.01       Participant’s Interest in Option Stock.  No participant will have any interest in shares of Common Stock covered by any Option held by such participant until such Option has been exercised as provided in Section 7.01 above.

10.02       Registration of Stock.  Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant, or, if the participant so directs by written notice to the Plan Representative prior to the termination of the Offering Period, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants in common or tenants by the entireties, to the extent permitted by applicable law.

10.03       Restrictions on Exercise.  The Board of Directors or its delegate may, in its discretion, require as conditions to the exercise of any Option that the shares of Common Stock reserved for issuance upon the exercise of such Option shall have been duly listed, upon official notice of issuance, upon a stock exchange or market, and that either:

(a)           a registration statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b)           the issuance qualifies for an exemption from registration and the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his or her intention to purchase the shares for investment and not for resale or distribution.

XI

ADMINISTRATION

11.01        Appointment of Committee.  The Board of Directors shall appoint a Committee to administer the Plan.  The Board or Committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility to participate in the Plan and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Board or Committee shall, to the full extent permitted by law, be final and binding upon all parties.  The Committee’s discretionary authority shall include the ability to make such adjustments or modifications to the terms and conditions of the Plan and the Offerings thereunder to Employees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with local law, and to authorize foreign Designated Subsidiaries to adopt foreign sub-plans as provided in Section 12.08.  The Committee's discretionary authority shall also include the ability to delegate its duties and responsibilities hereunder with respect to such foreign sub-plans, except its duties and responsibilities with respect to any Section 16 Persons, and the acts of such delegates shall be treated hereunder as acts of the Committee.

XII

MISCELLANEOUS

12.01       Designation of Beneficiary.  A participant may file with the Plan Representative a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash under the Plan upon the participant’s death.  The participant may change such designation of beneficiary at any time by written notice to the Plan Representative.  Upon the death of a participant and receipt by the Company of proof of identity and existence at the participant's death of a beneficiary validly designated by the participant under the Plan, and subject to Section 8 above concerning withdrawal from the Plan, the Company shall deliver such shares of Common Stock and/or cash to such beneficiary.  In the event of the death of a participant lacking a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents of the participant, in each case without any further liability of the Company whatsoever under or relating to the Plan.  No beneficiary shall, prior to the death of the participant by whom he or she has been designated, acquire any interest in the shares of Common Stock and/or cash credited to the participant under the Plan.

12.02       Transferability.  Neither payroll deductions credited to any participant’s account nor any option or rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution.  Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from participation in the Plan in accordance with Section 8.01.

12.03       Adjustment Upon Changes in Capitalization.

(a)          If, while any options are outstanding under the Plan, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through any reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and in the Option Price or Prices applicable to such outstanding options.  In addition, in any such event, the number and/or kind of shares that may be offered in the Offerings described in Section 4 hereof shall also be proportionately adjusted.  No such adjustments shall be made for or in respect of stock dividends.  For purposes of this paragraph, any distribution of shares of Common Stock to shareholders in an amount aggregating 20% or more of the outstanding shares of Common Stock shall be deemed a stock split, and any distribution of shares aggregating less than 20% of the outstanding shares of Common Stock shall be deemed a stock dividend.

(b)            Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or capital stock of the Company to another corporation, the Committee may either terminate the Offering Period early, so as to end immediately before the closing date of such transaction, such that the Company Common Stock is issued before the consummation of such event, or, if the Committee does not accelerate the Exercise Date, then the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next Offering Termination Date, upon the exercise of such option, for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one share of the Common Stock was entitled to receive upon and at the time of such transaction.  The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.03 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which each such holder of any such option might hereafter be entitled to receive.

12.04       Amendment and Termination.  The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the shareholders of the Company, alter (i) the aggregate number of shares of Common Stock which may be issued under the Plan (except pursuant to Section 12.03 above), or (ii) the class of employees eligible to receive options under the Plan, other than to designate additional Subsidiary Corporations as Designated Subsidiaries; and provided further, however, that no termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase shares of Common Stock, adversely affect the rights of such Employee under such option.

12.05       Effective Date.  The Plan shall become effective upon approval by the holders of a majority of the shares of Common Stock present and represented at the annual meeting of the shareholders of the Company to be held October 31, 2001.  If the Plan is not so approved, the Plan shall not become effective.

12.06       No Employment Rights.  The Plan does not, directly or indirectly, create in any person any right with respect to continuation of employment by the Company or any Subsidiary Corporation, and it shall not be deemed to interfere in any way with the Company’s or any Subsidiary Corporation’s right to terminate, or otherwise modify, any employee’s employment at any time.

12.07       Effect of Plan.  The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Employee participating in the Plan, including, without limitation, such Employee's estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such Employee.

12.08       Foreign Sub-Plans.  The Committee may authorize any foreign Designated Subsidiary to adopt a sub-plan to facilitate offerings of Common Stock hereunder.  All grants of Options to purchase Common Stock under such foreign sub-plan shall be treated as grants under the Plan, and shall be subject to the overall Plan limits on the number of shares of Common Stock subject to the Plan.  Such foreign sub-plan shall have such terms and provisions as the Committee permits, not inconsistent with the purposes of the Plan, but which may be more or less restrictive than those contained in the Plan, in order to conform with local law or practices.  Options granted under such foreign sub-plans shall be governed by the terms of the Plan except to the extent expressly provided in the foreign sub-plan, in which case the terms of such foreign sub-plan shall control.

12.09       Governing Law.  The laws of the State of California will govern all matters relating to this Plan except to the extent superseded by the federal laws of the United States.

Schedule A

Designated Subsidiaries

1.     Each Subsidiary Corporation organized under the laws of any of the United States of America.

2.     Magnetek S.p.A

ADDENDUM FOR EMPLOYEES DOMICILED IN ITALY

(Appendix A to Plan)

Notwithstanding any other provision of this Plan to the contrary, the following terms shall apply to any individuals employed by an entity incorporated or otherwise domiciled in Italy:

1.            Section 2.08 shall read as follows:

“Employee” shall mean any person employed by the Company or any Designated Subsidiary.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence as set forth in the Employee’s employment agreement or the leave of absence approved by the Company, as applicable.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

2.             The definition of “Purchase Price” shall be amended by adding the following paragraph to the end thereof:
The Purchase Price may be increased by the Committee in its discretion to limit the Total Value of the Fiscal Discount to four million (4,000,000) Lira or the Euro equivalent of four million (4,000,000) Lira, or such other amount as permissible under Italian law.

3.             The following definition shall be added to the end of Section 2 of the Plan:

“Total Value of the Fiscal Discount” shall mean with respect to the stock granted under the Plan to each participant in any one calendar year a maximum of four million (4,000,000) Lira or Euro equivalent of four million (4,000,000) Lira, or such other amount as permissible under Italian Law.  The value of the fiscal discount for this purpose is calculated as the difference between the stock price paid at the grant and the arithmetical average of the stock prices as quoted on the New York Stock Exchange for the month ending on the purchase date.  For the purpose of this definition, the “last month” is the period of time ending on the purchase date and beginning on the same day of the previous month.  In no event may the Total Value of the Fiscal Discount be exceeded by any participant during a year.

4.             Section 3.02 shall not apply.

5.             Section 7.06 reads as follows:

Stock Transfer Restrictions.  A participant is not permitted to dispose of shares of Common Stock acquired pursuant to the Plan within a period of time beginning on the day in which Common Stock is purchased by the participant and ending on the third annual anniversary thereof.  Therefore, each participant’s shares will be held in trust until such time.  Thereafter, certificates representing the shares held by a participant will be distributed pursuant to the participant’s written instructions on file with the Plan Representative.

6.             Section 10.02 reads as follows:

Registration of Stock.  Shares of Common Stock purchased by a participant under the Plan will be registered in the name of the participant.